MODIFICATION AGREEMENT

This MODIFICATION AGREEMENT (the “Modification Agreement”), executed the 17th day of April, 2013 (the “Effective Date”), is by and between Dynamic Applications Corp., a Delaware corporation, with offices located at 14 Menachem Begin Street, Ramat Gan, 52700, Israel (the “Company”) and GUMI Tel Aviv Ltd, a company organized under the laws of Israel with offices located at 10 Hamashbir Street, Holon 58855, Israel ("GUMI"). The Company and GUMI shall hereinafter be referred to individually, as a “Party” and collectively, as the “Parties.”

WHEREAS, the Company and GUMI entered into a Distribution Agreement on March 5, 2013 (a copy of which Distribution Agreement is attached hereto and made a part hereof), pursuant to which the Company agreed to deliver all necessary patent and design information related to the Patented Device, as defined in the Distribution Agreement and GUMI agreed to undertake to: (i) complete the development of the Prototype (as defined in the Distribution Agreement; (ii) manufacture the commercial model(s) of the Patented Device; and (iii) market the commercial model(s) of the Patented Device (the "Commercial Device(s)"); and

WHEREAS, GUMI has notified the Company that GUMI has engaged the services of Mr. Ygal (Steve) Chapo, a resident of Israel, who is an Israeli mechanical engineer and a graduate from Tel Aviv University, to lead GUMI's design and engineering team for the purpose of developing a working Prototype of the Patented Device and Commercial Devices; and

WHEREAS, GUMI has further notified the Company that Mr. Chapo, based upon his review of the design drawings of the Patented Device and other materials, expressed his belief that Commercial Devices could be applicable to use in the diamond polishing industry and in the defense industry, among other commercial applications; and

WHEREAS, the Company, based upon the above, has agreed with GUMI that the Company will pay the sum of Ten Thousand (USD $10,000) US Dollars toward the compensation payable by GUMI to Mr. Chapo ("Compensation Contribution") in connection with his engagement as set forth above.

NOW, THEREFORE, the Parties to this Modification Agreement, intending to be legally bound, agree as follows:

1. Modification of Distribution Agreement:

1.1 The Parties agree that in consideration for the payment by the Company of the Compensation Contribution, Section 2.3 of the Distribution Agreement is modified as follows:

"On and after the Date of Recoupment, the Parties agree that the net revenues shall be paid sixty (60%) percent to GUMI and forty (40%) percent to the Company."

1.2 The Parties further agree that in all other respects, the Distribution Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Modification Agreement as of the date first set forth above.

DYNAMIC APPLICATIONS CORP.                  GUMI TEL AVIV LTD

By: /s/ Eli Gonen                                                      By: /s/ Zvi Azulai

Chairman                                                                  Managing Director